EXHIBIT 99.1

T-Mobile Delivers Industry-Leading Growth in Customers and Profitability
in Q1 2023 and Raises 2023 Guidance

Un-carrier Once Again Executes on its Differentiated Strategy with its Unique Combination of Best Network and Best Value Including Recent Launch of Phone Freedom and New Go5G Plus Plan

Industry-Leading Postpaid and Broadband Customer Growth(1)
•Postpaid net account additions of 287 thousand, best in industry
•Postpaid net customer additions of 1.3 million, more than AT&T and Verizon combined and raising guidance
•Postpaid phone net customer additions of 538 thousand, higher share of industry net adds year-over-year
•Postpaid phone churn of 0.89%, only operator to improve year-over-year
•High Speed Internet net customer additions of 523 thousand, more than AT&T, Verizon, Comcast and Charter combined for the 4th consecutive quarter
Differentiated Growth Strategy with Disciplined Focus on Profitability
•Service revenues of $15.5 billion grew an industry-leading 3% year-over-year, including industry-leading Postpaid service revenue growth of 6% year-over-year
•Net income of $1.9 billion grew 172% year-over-year and diluted earnings per share (“EPS”) of $1.58 grew 177% year-over-year, best in industry growth
•Core Adjusted EBITDA(2) of $7.1 billion grew 9% year-over-year, best in industry growth and raising guidance
•Net cash provided by operating activities of $4.1 billion grew 5% year-over-year, higher margins year-over-year and raising guidance
•Adjusted Free Cash Flow(2) of $2.4 billion grew 46% year-over-year, best in industry margins and raising guidance
•Repurchased 33.0 million shares of common stock in Q1 2023 for $4.8 billion
T-Mobile Reigns as Nationwide Overall Network Leader and Largest, Fastest and Most-Awarded 5G Network
•Clean sweep across every category for overall network performance for the second quarter in a row from Ookla and continued wins across 5G network categories from Ookla and umlaut
•5G network covers 98% of Americans and Ultra-Capacity 5G covers 275 million people

Bellevue, WA — April 27, 2023 — T-Mobile US, Inc. (NASDAQ: TMUS) reported first quarter 2023 results today, raising 2023 guidance while translating its disciplined approach to profitable growth into industry-leading growth in both customers and profitability. The company is celebrating 10 years of Un-carrier moves and three years since the merger with Sprint by continuing its commitment to eliminate customer pain points while leading the industry in overall network experience. In its latest Un-carrier move, T-Mobile is delivering Phone Freedom by giving Carrier customers the flexibility to break free from ever-expanding device contracts, while providing even more value with the new Go5G Plus rate plan.

"T-Mobile’s focused execution against our intentional growth plan delivered best-in-class postpaid and broadband customer and profitability growth in Q1 that gave us confidence to raise our 2023 guidance for customers and profitability,” said T-Mobile CEO Mike Sievert. “For more than ten years, the Un-carrier has put customers first and we will continue to do just that. Our unique ability to offer the best network and best value, coupled with moves like Phone Freedom and our new Go5G plans, will only continue to fuel our profitable future growth in this competitive environment."

___________________________________________________________
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP financial measure.

Industry-Leading Postpaid and Broadband Customer Growth(1)
•Postpaid net account additions of 287 thousand decreased 61 thousand year-over-year, reflecting continued industry-leading share of net account additions in an environment of industry growth normalization toward pre-pandemic levels.
•Postpaid net customer additions of 1.3 million decreased 25 thousand year-over-year, reflecting continued normalization of industry growth.
•Postpaid phone net customer additions of 538 thousand decreased 51 thousand year-over-year while reflecting a higher share of industry net additions. Postpaid phone churn of 0.89% improved 4 bps year-over-year.
•Prepaid net customer additions of 26 thousand decreased 36 thousand year-over-year, and Prepaid churn was 2.76%.
•High Speed Internet net customer additions of 523 thousand increased 185 thousand year-over-year. T-Mobile ended the quarter with 3.2 million High Speed Internet customers.
•Total net customer additions of 1.3 million decreased 61 thousand year-over-year. The total customer count increased to a record high of 114.9 million.

	Quarter
(in thousands, except churn)	Q1 2023	Q4 2022	Q1 2022
Postpaid net account additions	287	314	348
Total net customer additions	1,319	1,843	1,380
Postpaid net customer additions	1,293	1,818	1,318
Postpaid phone net customer additions	538	927	589
Postpaid other net customer additions (2)	755	891	729
Prepaid net customer additions (2)	26	25	62
Total customers, end of period (2)(3)	114,917	113,598	109,541
Postpaid phone churn	0.89%	0.92%	0.93%
Prepaid churn	2.76%	2.93%	2.67%
High Speed Internet net customer additions	523	524	338
Total High Speed Internet customers, end of period	3,169	2,646	984
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Includes High Speed Internet customers.
(3)Customers impacted by the decommissioning of the legacy Sprint CDMA and LTE and T-Mobile UMTS networks have been excluded from our customer base resulting in the removal of 212,000 postpaid phone customers and 349,000 postpaid other customers in the first quarter of 2022. In connection with our acquisition of companies, we included a base adjustment in the first quarter of 2022 to increase postpaid phone customers by 17,000 and reduce postpaid other customers by 14,000.

Differentiated Growth Strategy with Disciplined Focus on Profitability
•Total service revenues increased 3% year-over-year to $15.5 billion, which included Postpaid service revenue growth of 6% year-over-year.
•Net income increased 172% year-over-year to $1.9 billion, which included lower merger-related costs, net of tax, of $268 million. Diluted EPS increased 177% year-over-year to $1.58 per share.
•Core Adjusted EBITDA increased 9% year-over-year to $7.1 billion, primarily due to Service revenue growth and increased synergy realization.
•Net cash provided by operating activities increased 5% year-over-year to $4.1 billion, which included cash payments for merger-related costs of $484 million.
•Cash purchases of property and equipment, including capitalized interest, decreased 11% year-over-year to $3.0 billion driven by increased capital efficiencies from accelerated investments in the nationwide 5G network in 2022.
•Adjusted Free Cash Flow increased 46% year-over-year to $2.4 billion, which included cash payments for merger-related costs of $484 million.
•Common stock repurchases of 33.0 million shares for $4.8 billion in Q1 2023. As of April 21, 2023, the cumulative total repurchased was 59.4 million shares for $8.5 billion with remaining authorization of up to $5.5 billion through the end of September 2023.

	Quarter			Q1 2023 vs. Q4 2022	Q1 2023 vs. Q1 2022
(in millions, except EPS)	Q1 2023	Q4 2022	Q1 2022
Total service revenues	$15,546	$15,518	$15,128	0.2%	2.8%
Postpaid service revenues	11,862	11,725	11,201	1.2%	5.9%
Total revenues	19,632	20,273	20,120	(3.2)%	(2.4)%
Net income	1,940	1,477	713	31.3%	172.1%
Diluted EPS	1.58	1.18	0.57	33.9%	177.2%
Adjusted EBITDA	7,199	6,828	6,950	5.4%	3.6%
Core Adjusted EBITDA	7,052	6,582	6,463	7.1%	9.1%
Net cash provided by operating activities	4,051	4,336	3,845	(6.6)%	5.4%
Cash purchases of property and equipment, including capitalized interest	3,001	3,383	3,381	(11.3)%	(11.2)%
Adjusted Free Cash Flow	2,401	2,184	1,649	9.9%	45.6%

T-Mobile Reigns as Nationwide Overall Network Leader and Largest, Fastest and Most-Awarded 5G Network
T-Mobile’s 5G network covers 326 million people with more geographic coverage than AT&T and Verizon combined. 275 million people nationwide are covered by T-Mobile’s super-fast Ultra Capacity 5G, and the Un-carrier plans to reach 300 million people with Ultra Capacity this year – nearly everyone in the country.

T-Mobile’s 5G leadership has translated into overall network leadership while 5G is increasingly becoming the overall network experience for customers. The Un-carrier continues its third-party report winning streak for overall network and 5G:
•Ookla: In its latest Speedtest Global Index Market Analysis, T-Mobile repeated wins in every single category for overall network performance for the second consecutive quarter. T-Mobile’s network once again earned the top ranking for fastest speeds, most consistent, best video, lowest latency, best 5G performance and 5G availability.
•umlaut: In its latest 5G Network Performance Audit Report, T-Mobile received top honors with the overall highest 5G score and was once again named as the most reliable 5G network in the country with the best 5G coverage, stability, and speeds.

Note: See 5G device, coverage, & access details at T-Mobile.com. Fastest: Based on median, overall combined 5G speeds according to analysis by Ookla® of Speedtest Intelligence® data 5G download speeds for Q1 2023. Ookla trademarks used under license and reprinted with permission.

Raising 2023 Guidance
•Postpaid net customer additions are expected to be between 5.3 million and 5.7 million, an increase from prior guidance of 5.0 million to 5.5 million.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $28.8 billion and $29.2 billion, an increase from prior guidance of $28.7 billion to $29.2 billion.
•Merger synergies are expected to be between $7.3 billion and $7.5 billion, an increase from prior guidance of $7.2 billion to $7.5 billion.
•Merger-related costs are expected to be approximately $1.0 billion before taxes. These costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Adjusted Free Cash Flow.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $17.9 billion and $18.3 billion, an increase from prior guidance of $17.8 billion to $18.3 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be between $9.4 billion and $9.7 billion.
•Adjusted Free Cash Flow, including payments for Merger-related costs, is expected to be between $13.2 billion and $13.6 billion, an increase from prior guidance of $13.1 billion to $13.6 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions)	Previous		Current		Change (Mid-point)
Postpaid net customer additions (thousands)	5,000	5,500	5,300	5,700	250
Net income (1)	N/A	N/A	N/A	N/A	N/A
Core Adjusted EBITDA (2)	$28,700	$29,200	$28,800	$29,200	$50
Merger synergies	7,200	7,500	7,300	7,500	50
Merger-related costs (3)	~1,000		~1,000		—
Net cash provided by operating activities	17,800	18,300	17,900	18,300	50
Capital expenditures (4)	9,400	9,700	9,400	9,700	—
Adjusted Free Cash Flow (5)	13,100	13,600	13,200	13,600	50
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of company operations, excluding the impact of lease revenues from related device financing programs. Guidance ranges assume lease revenues of approximately $300 million for 2023.
(3)Merger-related costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Adjusted Free Cash Flow.
(4)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(5)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

Doing Good — The Un-carrier Way — Industry Leader in Building a More Connected and Sustainable Future
T-Mobile continues to stay true to its commitment to use its network, scale and resources for good, building a more connected, equitable and sustainable future:
•T-Mobile earned an A- (leadership level) on the 2022 CDP Climate Change assessment. The company also earned a place on the 2022 Supplier Engagement Leaderboard with an A rating, landing among the top 8% of companies assessed for supplier engagement around climate change.
•The Un-carrier continued to lead the U.S. wireless industry in renewable energy use. T-Mobile sourced 100% of its purchased electricity from renewable energy in 2022.(1)
•T-Mobile made progress on the DE&I Promises in its Equity In Action Plan, achieving over half of the Promises by the end of 2022 and remaining on track to achieve the remaining Promises by 2025.
•T-Mobile launched the fifth Changemaker Challenge, a nationwide contest that gives young leaders an opportunity to turn their innovative ideas into solutions that create a more inclusive, equitable and sustainable future.
(1)T-Mobile matches its own annual electrical usage with renewable energy from a portfolio of sources including: virtual power purchase agreements, a green direct program, renewable retail agreements, and unbundled Renewable Energy Certificate purchases.

Financial Results
For more details on T-Mobile’s Q1 2023 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Thursday, April 27, 2023, at 4:30 p.m. (EDT)

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•US/Canada: 877-390-2342
•International: +1 309-216-6532

Access via Webcast
The earnings call will be broadcasted live and can be replayed via the Investor Relations website at https://investor.t-mobile.com.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR), the @MikeSievert Twitter account (https://twitter.com/MikeSievert), which Mr. Sievert also uses as a means for personal communications and observations, and the @TMobileCFO Twitter Account (https://twitter.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communication and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communication services and other forms of connectivity; criminal cyberattacks, disruption, data loss or other security breaches; our inability to take advantage of technological developments on a timely basis; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the difficulties in maintaining multiple billing systems following the Merger (as defined below) and any unanticipated difficulties, disruption, or significant delays in our long-term strategy to convert Sprint’s legacy customers onto T-Mobile’s billing platforms; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC (“Shentel”) and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation, now known as Sprint LLC (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance over multiple years; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, supply chain disruption, impacts of current geopolitical instability caused by the war in Ukraine; our inability to manage the ongoing commercial and transition services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith; the timing and effects of any future acquisition, divestiture, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; our inability to fully realize the synergy benefits from the merger (the "Merger") with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement" and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected time frame; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; restrictive covenants including the agreements governing our indebtedness and other financings; the risk of future material weaknesses we may identify, or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of DT, our controlling stockholder, that may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; our 2022 Stock Repurchase Program may not be fully consummated, our share repurchase program may not enhance long-term stockholder value and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

For our environmental, climate, or other “Environmental, Social, and Governance (ESG)” targets, goals and commitments outlined in this communication, we face additional risks and uncertainties, including unexpected delays, difficulties, and expenses in executing against such targets, goals and commitments, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the SEC. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

In addition, some of the statements contained in this communication may rely on third-party information and projections that management believes to be reputable; however, we do not independently verify or audit this information. This communication also contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this communication may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this communication in relation to those statements. Website references throughout this communication are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this communication.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income, including, but not limited to, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income (loss) as follows:

	Quarter
(in millions)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Net income (loss)	$713	$(108)	$508	$1,477	$1,940
Adjustments:
Interest expense, net	864	851	827	822	835
Other expense (income), net	11	21	3	(2)	(9)
Income tax expense (benefit)	218	(55)	(57)	450	631
Operating income	1,806	709	1,281	2,747	3,397
Depreciation and amortization	3,585	3,491	3,313	3,262	3,203
Stock-based compensation (1)	136	149	145	146	173
Merger-related costs	1,413	1,668	1,296	592	358
Impairment expense	—	477	—	—	—
Legal-related expenses (recoveries), net (2)	—	400	(19)	10	(43)
Loss (gain) on disposal group held for sale	—	—	1,071	16	(42)
Other, net (3)	10	110	(48)	55	153
Adjusted EBITDA	6,950	7,004	7,039	6,828	7,199
Lease revenues	(487)	(386)	(311)	(246)	(147)
Core Adjusted EBITDA	$6,463	$6,618	$6,728	$6,582	$7,052
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint merger have been included in Merger-related costs.
(2)Legal-related expenses (recoveries), net, consists of the settlement of certain litigation associated with the August 2021 cyberattack, net of insurance recoveries.
(3)Other, net, primarily consists of certain severance, restructuring and other expenses and income, including gains from the sale of IP addresses, not directly attributable to the Merger, which are not reflective of T-Mobile’s core business activities (“special items”), and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain income and expenses not reflective of T-Mobile’s ongoing operating performance. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs, including network decommissioning costs, impairment expense, losses (gain) on disposal groups held for sale and certain legal-related recoveries and expenses, as well as other special income and expenses which are not reflective of T-Mobile’s core business activities. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow is calculated as follows:

	Quarter
(in millions)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Net cash provided by operating activities	$3,845	$4,209	$4,391	$4,336	$4,051
Cash purchases of property and equipment, including capitalized interest	(3,381)	(3,572)	(3,634)	(3,383)	(3,001)
Proceeds from sales of tower sites	—	—	—	9	6
Proceeds related to beneficial interests in securitization transactions	1,185	1,121	1,308	1,222	1,345
Adjusted Free Cash Flow	$1,649	$1,758	$2,065	$2,184	$2,401
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	25.4%	27.5%	28.6%	27.9%	26.1%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	10.9%	11.5%	13.4%	14.1%	15.4%
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment or debt extinguishment costs. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares and provide further investment in the business. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP measure.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow Margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

The guidance range for Adjusted Free Cash Flow is calculated as follows:

	FY 2023
(in millions)	Guidance Range
Net cash provided by operating activities	$17,900	$18,300
Cash purchases of property and equipment, including capitalized interest	(9,400)	(9,700)
Proceeds related to beneficial interests in securitization transactions (1)	4,700	5,000
Adjusted Free Cash Flow	$13,200	$13,600
(1)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

The previous guidance range for Adjusted Free Cash Flow was calculated as follows:

	FY 2023
(in millions)	Guidance Range
Net cash provided by operating activities	$17,800	$18,300
Cash purchases of property and equipment, including capitalized interest	(9,400)	(9,700)
Proceeds related to beneficial interests in securitization transactions (1)	4,700	5,000
Adjusted Free Cash Flow	$13,100	$13,600
(1)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth company operating measures ARPA and ARPU:

	Quarter
(in dollars)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Postpaid ARPA	$136.53	$137.92	$137.49	$137.78	$138.04
Postpaid phone ARPU	48.41	48.96	48.89	48.86	48.63
Prepaid ARPU	39.19	38.71	38.86	38.29	37.98

Postpaid Average Revenue Per Account (Postpaid ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.